EXHIBIT 10.19

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (this “Agreement”) is made and entered into as of the 18th day of March, 2004 (“Effective Date”), by and between CARTER NEW MANCHESTER BUILDING ONE, L.L.C. (“Seller”), and WELLS OPERATING PARTNERSHIP II, L.P. (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of Ten Dollars ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1. Purchase and Sale of Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a) Seller’s rights to and interest in all that tract or parcel of land (the “Land”) located in Douglasville, Georgia, containing approximately 30,910 acres, having an address of 9103 Riverside Parkway, and being more particularly described on Exhibit “A” hereto; and

(b) all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

(c) Seller’s interest in and to all buildings, structures, and improvements situated on the Land, including, without limitation, that certain distribution building currently containing approximately 404,412 rentable square feet (the “Phase I Premises”), the parking areas containing or which will contain at least 100 parking spaces (including 8 handicapped parking spaces) and other amenities located on the Land, and all apparatus, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, electrical and other fixtures located on the Land (all of which are herein collectively referred to as the “Improvements”); and

(d) Seller’s interest in and to the building and improvements to be constructed on the Land which shall constitute part of the Improvements and which shall consist of approximately 188,992 rentable square feet (the “Phase II Premises”).

(e) all personal property now owned by Seller and located on or to be located on or in, or used in connection with, the Land and Improvements (“Personal Property”); and

(f) all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks, rights of copyright, warranties, or other rights related to the ownership of or use and operation of the Land, Personal Property, or

Improvements, all governmental licenses and permits, and all intangibles associated with the Land, Personal Property, and Improvements.

Seller and Purchaser hereby acknowledge that Seller’s right to the Land and Improvements consist of a leasehold interest pursuant to that certain Lease Agreement dated as of November 1, 2003 (the “DCDA Lease”), by the Development Authority of Douglas County, as lessor, to Seller, as lessee (“DCDA”), including, without limitation, Seller’s right to purchase the Land and Improvements during and upon the expiration of the DCDA Lease term.

2. Earnest Money. Within one business day after the full execution of this Agreement, Purchaser shall deliver to Chicago Title Insurance Company (“Escrow Agent”), whose offices are at 4170 Ashford Dunwoody, Road Suite 460, Atlanta, Georgia 30319, Attention: Melissa Hall, Purchaser’s check, payable to Escrow Agent, in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Earnest Money”), which Earnest Money shall be held and disbursed by Escrow Agent in accordance with this Agreement. The Earnest Money shall be paid by Escrow Agent to Seller at Closing (as hereinafter defined) and shall be applied as a credit to the Purchase Price (as hereinafter defined), or shall otherwise be paid to Seller or refunded to Purchaser in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Earnest Money shall be deemed a part of the Earnest Money and shall be disbursed together with the Earnest Money as provided in this Agreement.

3. Purchase Price. Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Nineteen Million Three Hundred Thousand and No/100 Dollars ($19,300,000.00), of which Fourteen Million and No/100 Dollars ($14,000,000.00) shall be paid at the Closing, with the remaining Five Million Three Hundred Thousand and No/100 Dollars ($5,300,000.00) being funded subject to and accordance with the terms of Article 22 herein. The portion of the Purchase Price due from Purchaser at Closing shall be paid by Purchaser to Seller at the Closing by cashier’s check or by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments and credits as otherwise specified in this Agreement.

4. Purchaser’s Inspection and Review Rights. Purchaser and its agents, engineers, and representatives, and Purchaser’s potential Lender, with Seller’s good faith cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Purchaser and its agents, engineers and representatives shall have no right to conduct invasive testing (e.g., core sampling, water monitoring or soils testing) on the Property without Seller’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), as to the nature, location, scope and duration of the testing, but if such testing is, in Purchaser’s reasonable judgment, necessary, then Seller’s consent shall be limited to where, when and how such testing will be conducted. Purchaser hereby agrees to hold Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of such privilege, and Purchaser further agrees to repair any damage to the Property caused by the exercise of such privilege. At all reasonable times prior to the Closing, Seller shall make available to Purchaser, or Purchaser’s agents and representatives, for review and copying, all books, records, and files in Seller’s possession relating to the ownership and operation of the Property, including, without limitation, title matters, surveys, tenant files, service and maintenance agreements, and other contracts, books, records, operating statements, and other information relating to the Property. Seller further agrees to in good faith assist and cooperate with Purchaser in coming to a thorough understanding of the books, records, and files relating to the Property. Seller further agrees to provide to Purchaser prior to the date which is five (5) days after the Effective Date of this Agreement, to the extent the same are in the possession of or under the control of Seller, and to the extent not previously provided to Purchaser, the most current boundary and “as-built” surveys of the Land and Improvements and any title insurance policies, appraisals, building inspection reports, environmental reports, certificates of occupancy, building permits, zoning letters and instruments reflecting the approval of any association governing the Property relating thereto (collectively the “Due Diligence Materials”). At no cost or liability to Seller, Seller shall cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same. At no cost to Purchaser, Seller shall use commercially reasonable efforts to cause the author of the environmental report to issue reliance letters addressed to Purchaser in form and substance reasonably acceptable to Purchaser, prior to the expiration of the inspection Period. Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission (the “SEC”) to file audited financial statements for one (1) to three (3) years with regard 10 the Property. At no cost or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same (“Seller’s Records”), (ii) execute a form of accounting letter (the “Accounting Letter”) in the form of Exhibit “F”, and (iii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request. Purchaser will pay the costs associated with any such audit. Except as may be required by the SEC or applicable law, Purchaser agrees to keep the Due Diligence Materials and Seller’s Records in strict confidence and shall not disclose the same to any other party, except Purchaser’s attorneys, accountants and other advisors who shall similarly keep the Due Diligence Materials and Seller’s Records in confidence. In the event Purchaser does not close this transaction for any reason, Purchaser shall promptly return all Due Diligence Materials and Seller’s Records to Seller.

5. Bond Transaction. In conjunction with entering into the DCDA Lease, Seller has disclosed and does hereby disclose to Purchaser that Seller purchased, pursuant to that certain Bond Purchase Agreement dated as of November 1, 2003 (the “Bond Purchaser Agreement”), those certain Series 2003 Taxable Revenue Bonds in the amount of $18,000,000 issued by DCDA (the “Bonds”). Seller purchased the Bonds and is currently the owner of the Bonds. At Closing, the Bonds shall be sold and transferred to Purchaser and Seller and Purchaser shall execute a Transfer of Bond in the form attached as Exhibit “H”. Further, Seller is the payee of the Bonds pursuant to that certain Guaranty Agreement dated as of November 1, 2003 (the “Guaranty”). At Closing, Purchaser shall assume Seller’s obligations and liabilities under the Guaranty pursuant to the Assignment and Assumption of Bond Obligations attached as Exhibit “I”.

6. Special Condition to Closing. Purchaser shall have a period of thirty (30) days from the Effective Date (the period beginning upon the Effective Date and ending on the date which is thirty (30) days thereafter being referred to herein as the “Inspection Period”) but in no event after the Closing Date to make investigations, examinations, inspection, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser; subject, however, to the terms of Paragraph 4. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to receive and retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be promptly refunded by Escrow Agent to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder. In the event Purchaser does not give timely notice of its election to terminate this Agreement and Seller performs all of its obligations hereunder, the Earnest Money shall not be refundable to Purchaser except as a credit against the Purchase Price at Closing.

7. General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth in Paragraph 6 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Purchaser to Seller and in the event of the failure of any of the following conditions to occur, Purchaser shall have the right to terminate this Agreement and the Earnest Money shall be promptly refunded by Escrow Agent to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement:

(a) Seller shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement, as of the Closing Date (as hereinafter defined).

(b) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c) There shall have been no adverse change to the title to the Property which has not been cured and the Title Company (as hereinafter defined) shall have issued the Title Commitment (as hereinafter defined) on the Land and Improvements without exceptions other than as described in paragraph 8 and the Title Company shall have committed to issue to Purchaser upon the Closing a title insurance policy on the Land and Improvements pursuant to such Title Commitment, marked to change the effective date thereof through the date and time of recording the Deed from Seller to Purchaser, to reflect that Purchaser is vested with the fee simple title to the Land and the Improvements, and to reflect that all requirements for the issuance of the final title policy pursuant to such Title Commitment have been satisfied.

(d) Tenant (as hereinafter defined) shall be in possession of its premises under the JVC Lease (as hereinafter defined), with respect to the Phase I Premises and rent shall have commenced under the Lease with respect to the Phase I Premises.

(e) There has been no material, adverse change in the financial condition of JVC, since the date of execution of this Agreement.

8. Title and Survey. Purchaser may obtain from Chicago Title Insurance Company, or such other such title insurance company acceptable to Purchaser (in such capacity, herein referred to as the “Title Company”), a commitment (herein referred to as the “Title Commitment”) to issue to Purchaser, upon the recording of the Deed (as hereinafter defined), the payment of the Purchase Price, and the payment to the Title Company of the policy premium therefor, an owner’s policy of title insurance, in the amount of the Purchase Price, insuring a good and marketable leasehold interest and title to, and the purchase option for the Property to be in Purchaser, subject only to the Permitted Exceptions (as hereinafter defined), with affirmative coverage over any mechanic’s, materialman’s and subcontractor’s liens and with full extended coverage over all general exceptions, and containing the following endorsements to the extent the same are available in the State of Georgia: comprehensive, zoning, covenants and restrictions, survey, contiguity, access, separate tax lot, subdivision and utilities facilities. The Title Commitment shall not contain any exception for rights of parties in possession other than an exception for the rights of “JVC” (as herein defined) and Hitachi under the Lease. Purchaser shall have until the expiration of the Inspection Period during which to examine the Commitment and to cause a plat of survey (the “Survey”) to be prepared and to notify Seller in writing (the “Objection Notice”) of any defects or objections affecting the marketability of the title to the Property or as may be reflected on the Survey. In the event the Objection Notice is not delivered to Seller on or prior to the date which is twenty-five (25) days after the Effective Date, then except for matters arising subsequent to the effective date of the Title Commitment and monetary liens arising by, through or under Seller, Purchaser shall be deemed to have waived all other title objections and such matters which are not objected to in the Objection Notice shall be deemed a “Permitted Exception.” Within five (5) days after Seller’s receipt of the Objection Notice, Seller shall deliver to Purchaser a written notice (the “Response Notice”) indicating whether Purchaser elects to cure the objections identified in the Objection Notice, except that in all events Seller shall be required to cure monetary liens arising by, through or under Seller. All such monetary liens may be cured by Seller at Closing. In the event Seller elects in the Response Notice not to cure any of Purchaser’s objections in the Objection Notice, Purchaser may elect to terminate this Agreement and receive the Earnest Money which notice shall be made if at all by delivery within three (3) business days after Purchaser’s receipt of the Response Notice, of a written notice of termination (the “Election Notice”), whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. In the event Purchaser fails to timely elect to terminate this Agreement through the delivery of an Election Notice, Purchaser shall be deemed to elect not to terminate this Agreement pursuant to this Paragraph 8, and all matters objected to in Purchaser’s Objection Notice which Seller elects not to cure as set forth in Seller’s Response Notice shall be deemed to be “Permitted Exceptions” hereunder. Purchaser shall have until the Closing Date to object to any matters arising subsequent to the effective date of the Title Commitment (the “Subsequent Title Matters”). In the event that Purchaser provides written notice to Seller of Purchaser’s objection to any Subsequent Title Matters, then Seller shall cause any such Subsequent Title Mattes to be promptly cured or, if Seller fails to so cure prior to the date which is five (5) days after the Closing Date, then Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. “Permitted Exceptions” shall mean any title matters which are deemed to be Permitted Exceptions pursuant to the terms hereof and shall also include: (i) acts of Purchaser, and those claiming by, through and under Purchaser, (ii) general and special taxes and assessments not yet due and payable, (iii) rights of JVC under the Lease and Hitachi, and (iii) zoning, building and other governmental and quasi-governmental laws, codes and regulations.

9. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material (for purposes of any representation or warranty herein, the terms “Seller’s actual knowledge”, “known” or “aware” shall mean only the present knowledge of Bradley D. Reese and Charles A. Konas):

(a) Lease - Commissions. No commissions are due and payable, or will become due and payable, as a result of the JVC Lease, except those leasing commissions due and payable to Carter & Associates Enterprises, Inc. and Trammell Crow Services, Inc. (the “JVC Commission Agreements”).

(b) Lease - Acceptance of Premises. On or before Closing, JVC will be in full and complete possession of the Phase I Premises under the JVC Lease. Seller shall have complied with the provisions of Article 4 of the Special Stipulations to the Lease regarding written notice to JVC regarding Seller’s intention of selling the Property.

(c) No Other Agreements. Other than the Lease, the Permitted Exceptions and those matters, if any, described on Schedule 8(c) attached hereto, there are no leases, service contracts, management agreements, or other agreements (collectively, the “Contracts”) or instruments in force and effect, oral or written, to which Seller is a party and that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property; provided, however, the term Contracts shall not be deemed to include any construction contract, development agreement or the like with respect to the Phase II Premises to be constructed by Seller in accordance with the JVC Lease. Seller agrees that Seller shall be, or shall cause Tenant to be, responsible for all obligations and payments owing under the Contracts through the date of Closing and unless otherwise directed by Purchaser in writing, Seller shall terminate all Contracts as of Closing.

(d) No Litigation. There are no actions, suits, or proceedings pending, or, to Seller’s actual knowledge, threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. Seller has no knowledge of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

(e) Condemnation. No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to Seller’s actual knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

(f) Proceedings Affecting Access. The Property is served by curb cuts for direct vehicular access to and from Riverside Parkway (which is a public right-of-way) adjoining the Property. There are no pending or, to Seller’s actual knowledge, threatened proceedings that could have the effect of impairing or restricting access between the Property and such adjacent public road.

(g) No Assessments. To Seller’s actual knowledge, no assessments have been made against the Property that are unpaid, whether or not they have become liens.

(h) Condition of Improvements. Seller is not aware of any structural or other defects in the Improvements which defects are outside the customary tolerance of quality for similar construction in the Atlanta, Georgia area. The heating, ventilating, air conditioning, electrical, plumbing, water, elevator(s), roofing, storm drainage and sanitary sewer systems at or servicing the Land and Improvements are, to Seller’s actual knowledge, in good condition and working order and Seller is not aware of any defects or deficiencies, latent or otherwise, therein which defects are outside the customary tolerance of quality for similar systems.

(i) Certificates. To Seller’s actual knowledge, there are presently in effect permanent certificates of occupancy, licenses, and permits as may be required for the Property, and the use and occupation of the Property is in compliance and conformity with the certificates of occupancy and all licenses and permits. There has been no notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee received by Seller and requesting the performance of any work or alteration to the Property which has not been complied with.

(j) Violations. To Seller’s actual knowledge, there are no violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, and the Improvements thereon comply with all applicable legal requirements with respect to the use, occupancy, and construction thereof. To Seller’s actual knowledge, the Property is zoned in a classification, which permits the use thereof in the present manner. The current improvements which comprise the Improvements, and the contemplated improvements which will comprise the Phase II Premises, are not located in a flood hazard area.

(k) Utilities. To Seller’s actual knowledge, all utilities necessary for the use of the Property as a warehouse facility of the size and nature situated thereon and required to be furnished pursuant to the Lease, including water, sanitary sewer, storm sewer, electricity, and telephone, are installed and operational, and such utilities either enter the Property through adjoining public streets, or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements which inure to the benefit of the Property.

(l) Tax Returns. All property tax returns required be filed by Seller relating to the Property under any law, ordinance, rule, regulation, order, or requirement of any governmental authority have been, or will be, as the case may be, truthfully, correctly, and timely filed.

(m) Bankruptcy. Seller is “solvent” as said term is defined by bankruptcy law and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(n) Pre-existing Right to Acquire. No person or entity has any right or option to acquire the Property or any portion thereof, which will have any force or effect after the execution of this Agreement, other than Purchaser.

(o) Authorization. Seller is a duly organized and validly existing limited liability under the laws of the State of Georgia and is qualified to do business in the Stale of Georgia. This Agreement has been duly authorized and executed on behalf of Seller and constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, and all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

(p) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(q) Approvals. The requirements of all covenants, conditions and restrictions of record relating to the development or construction of the Improvements, including all covenants requiring consent from any third party, have been, or on the Closing Date will be, fully satisfied and complied with in all material respects.

(r) Lease and Inducement Agreement. The DCDA Lease and to Seller’s actual knowledge the Inducement Agreement, by and between DCDA and Seller, are both in full force and effect, in accordance with their respective terms.

Purchaser hereby represents and warrants to Seller that Purchaser is a duly organized and validly existing limited partnership under the laws of the State of Delaware and is qualified to do business in the State of Georgia. This Agreement has been duly authorized and executed on behalf of Seller and constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, and all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

At Closing, Seller shall represent and warrant to Purchaser and Purchaser shall represent to Seller that all representations and warranties of either party in this Agreement remain true and correct as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by one party to the other expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by such party to the Closing Date. Each and all of the express warranties, covenants, and indemnifications made and given by herein shall, subject to the limitations expressly provided herein, survive the execution and delivery of the Deed by Seller to Purchaser for a period of one (1) year as provided in Paragraph 28, as to the Improvements, and for one (1) year after the issuance of the certificate of occupancy with respect to the completed Phase II Improvements. If there is any change in any representations or warranties of Seller and Seller does not cure or correct such changes prior to Closing, then Purchaser may, at Purchaser’s option, (i) close and consummate the transaction contemplated by this Agreement, except that after such closing and consummation Purchaser shall have the right to seek monetary damages from Seller for any such changes willfully caused by Seller or any such representations or warranties willfully breached by Seller, subject to the limitations set forth in Paragraph 17 or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only (1) for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement, and (2) that Purchaser shall have the right to seek monetary damages from Seller for any changes in such representations and warranties intentionally and willfully caused by Seller or any such representations and warranties intentionally and willfully breached by Seller and not within the actual knowledge of Purchaser at the time of Closing, subject to the limitations set forth in Paragraph 17.

ACKNOWLEDGING PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY “AS IS” WITH ALL FAULTS AND CONDITIONS THEREON, SUBJECT, HOWEVER, TO THE REPRESENTATIONS AND WARRANTIES OF SELLER MADE IN THIS AGREEMENT. EXCEPT FOR ANY SPECIFIC REPRESENTATION OR WARRANTY MADE BY SELLER IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (C) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, OR (D) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY

10. Seller’s Additional Covenants. Seller does hereby further covenant and agree as follows:

(a) Operation of Property. Seller hereby covenants that, from the date of this Agreement up to and including the Closing Date, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not enter into any new lease, contract, or other agreement respecting the Property, except those agreements incidental to the operations and maintenance of the Property which will not survive after the Closing, (iii) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, (iv) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired, and (v) cause to be maintained in full force and effect the insurance coverage currently maintained on the Property.

(b) Covenant to Satisfy Conditions. Seller hereby agrees to use commercially reasonable efforts to cause each of the conditions precedent to the obligations of Purchaser to be fully satisfied, performed and discharged, on and as of the Closing Date.

(c) Action with Respect to the Property. Seller shall not in any manner sell, convey, assign, transfer or encumber the Improvements or any part thereof or interest therein or otherwise dispose of the Improvements, or any part thereof or interest therein, or alter or amend the zoning classification of the Improvements, or otherwise perform or permit any act or deed which shall materially diminish, encumber or affect Seller’s rights in and to the Improvements or prevent it from performing fully its obligations hereunder, nor enter into any agreement to do so.

11. Closing. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser may expressly waive in writing, at or prior to Closing, any conditions that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held at 2:00 p.m., local time, on a day, selected by Purchaser, in Purchaser’s sole and absolute discretion, which is ten (10) business days or less after the last day of the Inspection Period (the “Closing Date”), at the offices of Title Company, or at such earlier time as shall be designated by Purchaser in a written notice to Seller not less than two (2) business days prior to the Closing Date; provided, however, in no event shall the Closing Date occur earlier than March 17, 2004 and not later than March 31, 2004.

12. Seller’s Closing Documents. For and in consideration of, and as a condition precedent to, Purchaser’s delivery to Seller of the Purchase Price described in Paragraph 3 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a) Assignment and Assumption of DCDA Lease. An Assignment and Assumption of the DCDA Lease, conveying to Purchaser all of Seller’s right, title and interest in the DCDA Lease, the Land and Improvements, together with all rights, easements, and appurtenances thereto, subject only to the Permitted Exceptions. The legal description set forth in the assignment shall be as set forth on Exhibit “A”. If the legal description set forth in the Survey shall differ from the legal description set forth on Exhibit “A”, Seller shall, in addition to the assignment, deliver a Quitclaim Assignment conveying to Purchaser all of Seller’s right, title and interest in and to the property described by the legal description based upon such Survey;

(b) Bill of Sale. A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form and substance of Exhibit “B”;

(c) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit “C”; provided, however, Seller shall not assign the JVC Commission Agreements, Seller hereby agreeing that it shall remain liable for all obligations under the JVC Commission Agreements;

(d) JVC Estoppel Certificate. Purchaser shall have received a tenant estoppel certificate substantially in the form attached hereto as Exhibit “D”, (or if different, the form and content required in the JVC Lease), from JVC. Seller will deliver Purchaser copies of the signed tenant estoppel promptly following Seller’s receipt.

(e) Seller’s Affidavit. A customary seller’s affidavit in the form reasonably required by the Title Company;

(f) FIRPTA Certificate. A FIRPTA Certificate in such form as Purchaser shall reasonably approve;

(g) Certificates of Occupancy. The original Certificates of Occupancy for all space within the Improvements,

(h) Keys and Records. All of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession;

(i) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(j) Association/Governing Board Estoppels. An estoppel signed by an authorized representative of any association, governing board, or other entity governing the Property, if any, addressed to Purchaser in form and substance reasonably satisfactory to Purchaser;

(k) Accounting Letter. The Accounting Letter;

(l) Assignment and Assumption. Assignment and Assumption of Bond Obligations in the form attached hereto as Exhibit “I”.

(m) Transfer. The Transfer of Bond in the form attached hereto as Exhibit “H”.

(n) Reaffirmation Certificate. A certificate executed by a duly authorized representative of Seller affirming that all representations and warranties on the part of Seller contained in this Agreement remain true and correct in all material respects, as provided in Paragraph 8 of this Agreement;

(o) DCDA Lease. A true and correct copy of the DCDA Lease, and the Inducement Agreement, as certified to by the Seller;

(p) DCDA Lease and Inducement Estoppel. An estoppel certificate from DCDA with respect to the DCDA Lease and the Inducement Agreement substantially in the form attached hereto as Exhibit “J”;

(q) SNDA. A subordination, non-disturbance and attornment agreement, duly executed by JVC, in the form reasonably required by Purchaser’s lender, without material modification from such form.

(r) Other Documents. Such other documents as shall be reasonably required by Purchaser’s counsel in order to effectuate the Closing.

13. Purchaser’s Closing Documents. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

(a) Blanket Transfer. The Blanket Transfer and Assignment;

(b) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and

(c) Assignment and Assumption of DCDA Lease.

(d) Transfer of Bond.

(e) Assignment and Assumption of Bond Obligations.

(f) Other Documents. Such other documents as shall be reasonably required by Seller’s counsel in order to effectuate the Closing.

14. Closing Costs. Purchaser shall pay the cost of the Title Commitment, including the cost of the examination of title to the Property made in connection therewith, and the premium for the owner’s policy of title insurance issued pursuant thereto, the cost of the as-built survey, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto. Seller shall pay the cost of any transfer or documentary tax imposed by any jurisdiction in which the Property is located, the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Each party shall pay one-half (1/2) of any escrow fees.

15. Prorations. The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the Closing Date:

(a) Rents. Rents, additional rents, and other income of the Property (other than security deposits, which shall be assigned and paid over to Purchaser) collected by Seller for the month of Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (not including security deposits) prepaid for any period following the month of Closing, or otherwise.

(b) Property Taxes. City, state, county, and school district ad valorem taxes based on the ad valorem tax bills for the Property, if then available, or if not, then on the basis of the latest available tax figures and information. Should such proration be based on such latest available tax figures and information and prove to be inaccurate upon receipt of the ad valorem tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year of Closing or any prior year, any additional tax payment for the Property required to be paid with respect to the year of Closing shall be prorated between Purchaser and Seller and any such additional tax payment for the Property for any year prior to the year of Closing shall be paid by Seller. This agreement shall expressly survive the Closing.

(c) Utility Charges. Except for utilities which are the responsibility of Tenant, Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property subsequent to the Closing. Seller and Purchaser hereby agree to prorate and pay their respective shares of all utility bills received subsequent to Closing, which agreement shall survive Closing.

16. Purchaser’s Default. In the event of default by Purchaser under the terms of this Agreement prior to the Closing Date, Seller’s sole and exclusive remedy shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the retention of the Earnest Money. In the event of a default hereunder by Purchaser after the Closing Date but before the Final Funding Date (as that term is defined in Paragraph 22), the same shall be governed by the terms of Paragraph 22 and the Payment Guaranty.

Seller’s Initial              Purchaser’s Initials

17. Seller’s Default. In the event of default by Seller under the terms of this Agreement, including, without limitation, the failure of Seller to cure any title defects or objections, except as otherwise specifically set forth herein, at Purchaser’s option: (i) if any such defects or objections consist of taxes, mortgages, deeds of trust, deeds to secure debt, mechanic’s or materialman’s liens, or other such monetary encumbrances created or suffered by Seller and which will not to be removed at Closing, Purchaser shall have the right to cure such defects or objections, in which event the Purchase Price shall be reduced by an amount equal to the costs to satisfy, bond over or insure over such defects or objections, and upon such curing, the Closing hereof shall proceed in accordance with the terms of this Agreement; or (ii) Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein; or (iii) Purchaser shall have the right to accept title to the Property subject to such defects and objections with no reduction in the Purchase Price, in which event such defects and objections shall be deemed “Permitted Exceptions”; or (iv) Purchaser may elect to seek specific performance of this Agreement. Notwithstanding any provision in this Agreement to the contrary, in no event shall Seller be liable for any special, punitive, speculative or consequential damages, nor shall Seller’s liability after Closing under any representation, warranty, certification, covenant, agreement, re-proration, obligation or indemnity made hereunder or under any of the closing documents or otherwise in connection with the transactions contemplated herein exceeds $1,000,000 in the aggregate (“Seller’s Maximum Liability”).

18. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain and in either instance the JVC Lease is, or may become due to such event, terminable or rent thereunder may be reduced or abated, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within fifteen (15) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 17, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking.

19. Damage or Destruction. If any of the Improvements shall be destroyed or damaged prior to the Closing, and the estimated cost of repair or replacement exceeds $400,000.00 or if the JVC Lease shall be, or may become due to such event, terminable as a result of such damage, Purchaser may, by written notice given to Seller within fifteen (15) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and except as expressly provided herein to the contrary, the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect. If Purchaser does not elect to terminate this Agreement pursuant to this Paragraph 18, or has no right to terminate this Agreement (because the damage or destruction does not exceed $400,000.00 and the JVC Lease will not be terminable), and the sale shall proceed as if no casualty has occurred and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller (less amounts of insurance theretofore received and applied by Seller to restoration). If the amount of said casualty or rent loss insurance proceeds is not settled by the Closing Date, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments to ensure that Purchaser shall receive all of Seller’s right, title, and interest in and under said insurance proceeds.

20. Hazardous Substances. Seller hereby warrants and represents, to Seller’s actual knowledge that except as disclosed in that certain Phase I Environmental Assessment, dated December 28, 2000, prepared by United Consulting: (i) no “hazardous substances”, as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et. seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et. seq., and the rules and regulations promulgated pursuant to these acts, any so-called “super-fund” or “super-lien” laws or any applicable state or local laws, nor any other pollutants, toxic materials, or contaminants have been or shall prior to Closing be discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on the Property, (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Property, (iii) no polychlorinated biphenyls are located on or in the Property, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or any other device or form, (iv) no underground storage tanks are located on the Property or were located on the Property and subsequently removed or filled, (v) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to the Property, and (vi) the Property has not previously been used as a landfill, cemetery, or as a dump for garbage or refuse. Seller hereby indemnifies Purchaser and holds Purchaser harmless from and against any loss, cost, damage, liability or expense due to or arising out of the breach of any representation or warranty contained in this Paragraph, subject, however, to Seller’s Maximum Liability hereunder.

21. Assignment. Purchaser’s rights and duties under this Agreement shall not be assignable except to a party under the control of, controlled by or under common control with Purchaser (a “Purchaser Affiliate”) without the consent of Seller which consent shall not be unreasonably withheld. Purchaser shall notify Seller in writing as to any assignment to a Purchaser Affiliate.

22. JVC Lease. Funding of Additional Space Improvements. (a) There is a Standard Industrial Lease in the Building with JVC Americas Corp. (“JVC”), dated October 1, 2003 (the “JVC Lease”). The JVC Lease calls for the construction and delivery of the Phase II Premises for use by JVC, and to be a part of the premises leased by JVC.

(b) After the Closing Date but prior to the Final Funding Date (as hereinafter defined), the following special post-closing terms shall apply:

(i) Seller shall cause the construction and delivery of the Phase II Premises in accordance with the JVC Lease and Completion Guaranty (as hereinafter defined). Seller hereby retains the right to access the Property in all respects reasonably necessary to complete the construction of the Phase II Premises, so long as there are no claims by JVC under the JVC Lease that Seller has breached the Lease which breach arises out of or is in connection with such work.

(ii) the funding schedule for Phase II shall be as follows: $1,000,000 shall be due from Purchaser to Seller on (w) the later of (i) 30 days following commencement of construction with respect to the Phase II Premises or (ii) May 1, 2004; (x) $1,500,000 shall be due from Purchaser to Seller on the later of (i) 90 days following commencement of construction with respect to the Phase II Premises or (ii) July 1, 2004; (y) $1,500,000 shall be due from Purchaser to Seller on the later of (i) 150 days following commencement of construction with respect to the Phase II Premises or (ii) September 1, 2004; and (z) the balance ($1,300,000) shall be due from Purchaser to Seller on the later of substantial completion with respect to the Phase II Premises or November 1, 2004 (the “Final Funding Date”). The term “commencement” for purposes of this provision shall mean the issuance of a foundation permit or building permit with respect to the Phase II Premises.

(iii) Seller will provide Purchaser with a Completion Guaranty in the form attached hereto as Exhibit “F”.

(c) At Closing, Purchaser shall execute a Payment Guaranty relating to the payment of the balance of the Purchase Price according to the foregoing schedule. The Payment Guaranty shall expressly provide that the Payment Guaranty along with the Completion Guaranty (collectively, the “Construction Contract”) constitutes a contract for the building, repairing or improving of real property within the meaning of O.C.G.A. §44-14-361, et. al, and that Seller shall be expressly considered a contractor with respect to the improvement of real estate pursuant to and in accordance with O.C.G.A. §44-14-361 (A)(2) and hence, Seller shall have special lien rights against the Property for any unpaid sum due under the Construction Contract. Purchaser’s obligations and limitations to Seller pursuant to the Payment Guaranty shall be secured by either (a) a Collateral Assignment of Rents and Leases (“Assignment”) with respect to the rents payable under the JVC Lease which Assignment shall be in form and substance reasonably satisfactory to Seller, shall be recorded with the Clerk of Superior Court of Douglas County as of the Closing, and which shall expressly provide that upon a default by Purchaser under the Construction Contract past any applicable notice and cure period thereunder. Seller shall have the right to collect all rent and other sums due and payable under the JVC Lease until Purchaser shall have cured all defaults under the Construction Contract or (b) if Purchaser’s loan agreement with Bank of America, N.A. prohibits Purchaser executing the Assignment and Bank of America, N.A. otherwise does not consent to the Assignment, then Purchaser and Seller shall enter into an Escrow Agreement at Closing with Escrow Agent whereby Purchaser shall pay into escrow with Escrow Agent the sum of $400,000.00 (the “Payment Deposit”) which Escrow Agreement shall be in form and substance reasonably satisfactory to Seller and Purchaser and shall expressly provide that if Purchaser defaults under the Construction Contract past any applicable notice and cure period thereunder, Seller shall have the right to notify Escrow Agent to draw upon the Payment Deposit up to the amount owed but unpaid under the Construction Contract. In the event Purchaser performs under the Construction Contract, then the Payment Deposit shall be used by Purchaser, in part, to pay the last installment payable under the Construction Contract.

23. Right of First Offer. Purchaser will be granted an ongoing right of first offer to purchase the second and third bulk warehouse buildings, and land and other improvements associated therewith,

contemplated at that certain project owned by Seller and known as the “New Manchester Distribution Center” (the “Project”), in accordance with and subject to this Paragraph. The legal description of the Project is attached hereto as Exhibit “L”. If, at any time, Seller desires to sell all or any portion of, or any interest in, the Project, (the “Offered Asset”), Seller shall provide a notice of such to Purchaser, indicating the portion or interest in the Project to be sold. Purchaser and Seller shall negotiate in good faith on the sale of the Project (or portion so being offered) for fifteen (15) business days. If Purchaser and Seller are unable to agree upon mutually acceptable terms and conditions within fifteen (15) business days, Seller shall be free to sell such interest in the Project to any other party, free and clear of Purchaser’s right of first offer, on terms and conditions acceptable to Seller in its sole discretion; provided, however, if the Offered Asset is not sold by Seller either (i) to an owner-user of the Offered Asset; or (ii) within nine (9) months after the expiration of the 15-business day period referenced above, and is not then the subject of a valid, binding purchase and sale agreement. Seller must re-offer the Offered Asset to Purchaser pursuant to and in accordance with the foregoing terms prior to Seller selling such Offered Asset. The right of Purchaser contained in this Paragraph shall be reflected in a memorandum to be recorded in the public records of Douglas County, Georgia, encumbering the Project.

24. Broker’s Commission. Seller has by separate agreement agreed to pay a brokerage commission to Carter & Associates Enterprises, Inc. (the “Broker”). Purchaser and Seller hereby represent each to the other that they have not discussed this Agreement or the subject matter hereof with any real estate broker or agent other than Broker so as to create any legal right in any such broker or agent to claim a real estate commission with respect to the conveyance of the Property contemplated by this Agreement. Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller, including any claim asserted by Brokers and any broker or agent claiming under Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker and any broker or agent claiming under Brokers. This Paragraph 23 shall survive the Closing or any termination of this Agreement.

25. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, or sent by facsimile (with confirmation of transmission) to the addresses and/or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	c/o Wells Operating Partnership II, L.P. 6200 The Corners Parkway, Suite 250 Norcross, Georgia 30092 Attn: Chris Kollme Facsimile: (770) 243-8510

with a copy to:	Mark Elliott, Esq. Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308-2216 Facsimile: (404) 962-6551

SELLER:	Carter New Manchester Building One, L.L.C. c/o Carter & Associates Enterprise, Inc. 1275 Peachtree Street Atlanta, Georgia 30309 Attn: Bradley D. Reese Facsimile: (404) 888-4355

with a copy to:	Raymond Sheley, Esq. Sheley & Hall, P.C. 303 Peachtree Street Suite 4440 Atlanta, Georgia 30308 Facsimile: (404) 880-1351

Any notice or other communication sent as herein above provided shall be deemed effectively given or received on the date of delivery, if delivered by hand, by overnight courier or facsimile, or otherwise on the third (3rd) business day following the postmark date of such notice or other communication.

26. Possession. Possession of the Property shall be granted by Seller to Purchaser on the Closing Date, subject only to the JVC Lease and the Permitted Exceptions, and subject to Seller retaining possession of the Phase II Premises as provided in Paragraph 22.

27. Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

28. Survival of Provisions. All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement for a period of one (1) year from Closing.

29. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

30. Authorization. Each party represents to the other that this Agreement has been duly authorized and executed on behalf of such party and constitutes the valid and binding agreement of such party, enforceable in accordance with its terms, and all necessary action on the part of such party to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

31. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

32. Duties as Escrow Agent. In performing its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for its gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect to any action taken or omitted in good faith upon advice of its counsel or in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth and accuracy of any information contained therein that Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person and to conform to the provisions of this Agreement. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder as escrow agent, including without limitation, any litigation arising out of this Agreement. If any dispute shall arise between Seller and Purchaser sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of the clerk of the Court for the county in which the Property is located or the clerk for the United States District Court having jurisdiction over the county in which the Property is located, any or all money (less any sums required to pay Escrow Agent’s attorneys’ fees in filing such action), property or documents in its hands relating to this Agreement, together with such pleadings as it shall deem appropriate, and thereupon be discharged from all further duties under this Agreement. Seller and Purchaser shall bear all costs and expenses of any such legal proceedings.

[signatures continue on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”:

CARTER NEW MANCHESTER BUILDING ONE, L.L.C., a Georgia limited liability company

By:	Carter & Associates Enterprises, Inc., a Georgia corporation, as Manager

	By:	/s/ Illegible

	Its:	Executive Vice President

“PURCHASER”:

WELLS OPERATING PARTNERSHIP II, L.P.

By:	/s/ Randy Fretz

Randy Fretz
Its:	Senior Vice President

“ESCROW AGENT”:

CHICAGO TITLE INSURANCE COMPANY

By:

Its: